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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              RITE AID CORPORATION

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                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                    -----------------------------------------

                  Rite Aid Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                  FIRST: The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation, as amended February 22, 1999, is hereby further amended to read in its entirety as set forth below:

         "FOURTH: The total number of shares of stock which the corporation shall have authority to issue shall be one billion twenty million (1,020,000,000) shares of which one billion (1,000,000,000) shares shall be Common Stock of the par value of $1.00 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $1.00 per share."

                  SECOND: This amendment to the Restated Certificate of Incorporation, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, Rite Aid Corporation has caused this Certificate to be duly executed in its corporate name this 27th day of June, 2001.

                            RITE AID CORPORATION


                            By:
                               ---------------------------------------
                            Name:  Elliot S. Gerson
                            Title: Senior Executive Vice President and
                                   General Counsel